Exhibit 8.1

List of Principal Subsidiaries

Subsidiaries.	Jurisdiction	Short Name

Enel Generación Costanera S.A.	Argentina	Costanera
Dock Sud S.A.	Argentina	Dock Sud
Empresa Distribuidora Sur S.A.	Argentina	Edesur
Enel Generación El Chocón S.A.	Argentina	El Chocón
Ampla Energia e Serviços S.A.	Brazil	Ampla
EGP Cachoeira Dourada S.A.	Brazil	Cachoeira Dourada
Central Geradora Termelétrica Fortaleza S.A.	Brazil	Fortaleza
Enel CIEN S.A.	Brazil	CIEN
Companhía Energética de Ceará S.A.	Brazil	Coelce
Enel Brasil S.A.	Brazil	Enel Brasil
Codensa S.A. E.S.P.	Colombia	Codensa
Emgesa S.A. E.S.P.	Colombia	Emgesa
Enel Generación Perú S.A.A.	Peru	Enel Generación Perú
Enel Distribución Perú S.A.A.	Peru	Enel Distribución Perú
Enel Generación Piura S.A.	Peru	Enel Generación Piura